Filed pursuant to Rule 433
Dated April 4, 2007
Registration No. 333-132201


Issuer
Toyota Motor Credit Corp (Aaa/AAA)

Issue Amount
$200,000,000

Issue Price
100.00%

Redemption Price
100.00%

Trade Date
April 4, 2007

Settlement Date
April 10, 2007 (T+3)

Maturity Date
April 9, 2009

Re-offer Spread vs. Index
Federal Funds Effective + 8 bps

Index
Federal Funds Effective (as defined in Prospectus dated March 7, 2006)

Fees
0.04%

All-in Spread vs. Index
Federal Funds Effective + 10 bps

All-in Price
99.96%

Net Proceeds
$199,920,000

Coupon Payment Dates
Quarterly on July 9th, October 9th, January 9th, and April 9th.
Commencing July 9th, 2007.

Interest Rate Reset Period
Daily

Interest Reset Dates
Each Business Day

Interest Determination Dates
The same Business Day as the related Interest Reset Date. The Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

Initial Interest Payment Date
July 9, 2007

Business Day Convention
Following, Adjusted

Business Days for Fixings
New York

Business Days for Payments
New York

Day Count Convention
Actual/360

Documentation
Under Issuer's US MTN Program

Denominations
$1,000 X $1,000

Cusip & Series #
89233PD45

Listing
None

Settlement
DTC

Agent
BNP Paribas Securities Corp.



The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free1-800-854-5674.

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